EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the EnviroStar, Inc. 2015 Equity Incentive Plan, of our report dated September 18, 2015 relating to the consolidated financial statements of EnviroStar, Inc. (the Company), appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and to all references to our firm included in this Registration Statement.

/s/ Mallah Furman

Fort Lauderdale, Florida

November 18, 2015